Exhibit 10.1

MAXWELL TECHNOLOGIES, INC.
EMPLOYMENT AGREEMENT

May 16, 2013

Mr. John James Warwick
805 Via Lido Nord
Newport Beach, CA 92663

Dear Mr. Warwick:
Maxwell Technologies, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.Position. Your title and position with the Company will be Chief Operating Officer of the Company and you will report directly to Mr. David Schramm, CEO. This is a full-time position and your place of employment will be our headquarters in San Diego. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Salary. The Company will pay you a starting salary at the rate of $360,000 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.
3.Bonus. You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established and approved by the Compensation Committee of the Board. Your target bonus will be equal to 60% of your annual base salary, measured as of the last day of each fiscal year. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of whole months (including, for this purpose, the month in which your employment begins) that you were employed by the Company during the fiscal year. The bonus for each fiscal year will be paid after the Company's books for that year have been closed and will be paid only if you are employed by the Company at the time of payment. The determinations of the CEO and the Board of Directors or its Compensation Committee with respect to your bonus will be final and binding.
4.Automobile Allowance. You will be provided with an automobile allowance of $16,000 per year. To the extent that any such reimbursements are taxable (i) the amount of any such expense reimbursement or in-kind benefit provided during your taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of the eligible expense shall be made no later than the last day of your taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) your right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.
5.Employee Benefits. As an executive officer of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time.
6.Stock Options. Subject to the approval of the Compensation Committee of the Company's Board of Directors, you will be granted an option (the “Option”) to purchase 75,000 shares of the Company's Common Stock. The exercise price per share will be equal to the closing price on the date when the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company's 2005 Omnibus Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in the Option shares in equal annual installments over four years of continuous service measured from the date of the commencement of your employment, as described in the applicable Stock Option Agreement. However, the Option will not become exercisable unless and until the Company has an effective registration statement on Form S-8. If the Company is subject to a Change of Control (as defined in the Plan) before your service with the Company terminates, and if you are subject to an Involuntary Termination within six months after that Change of Control, then you will vest in all of the option shares.

7.Restricted Shares. Subject to (i) the approval of the Compensation Committee of the Company's Board of Directors, and (ii) the Company having an effective registration statement on Form S-8, you will be granted a total of 62,500 restricted shares of the Company's Common Stock. The award will be subject to the terms and conditions of the Plan, as described in the Plan and the applicable Restricted Stock Agreements. 31,250 of the shares will vest based on achievement of performance milestones established by the CEO, as described in the applicable Restricted Stock Agreement. Additionally, 31,250 of the restricted shares of the Company's Common Stock will become vested over your period of service, and not performance milestones. You will vest in the shares in equal annual installments over four years of continuous service measured from the date of the commencement of your employment, as described in the applicable Restricted Stock Agreement. If the Company is subject to a Change of Control (as defined in the Plan) before your service with the Company terminates, and if you are subject to an Involuntary Termination within six months after that Change of Control, then you will vest in all of the shares.
8.Payments Upon Termination. If your employment with the Company terminates other than as set forth below, (a) all vesting will cease immediately with respect to your then-outstanding Equity Awards and (b) the only amounts payable to you by the Company will be (i) any unpaid base salary due for periods prior to the date of termination of your employment and (ii) any accrued but unused vacation through such termination date. Such payments, if any, will be made promptly upon termination and within the period of time mandated by law.
9.Severance Benefits. If the Company terminates your employment for any reason other than Cause and a Separation (as such terms are defined below) occurs, then you will be entitled to the following benefits described in this Section. However, you will not be entitled to any of the benefits described in this Section unless you have (i) returned all Company property in your possession, (ii) resigned as a member of the board of directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) executed a general release of all claims that you may have against the Company or persons affiliated with the Company, in a form prescribed by the Company without alterations (the “Release”). You must execute and return the Release on or before the date specified by the Company in the Release (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described in this Section.
(a)The Company will continue to pay your base salary for a period of 6 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company's standard payroll procedures. Subject to the Company's having first received an effective Release as provided above, the salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.
(b)It you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the company will reimburse you for the amount equivalent to the employer's contribution while you were employed for a maximum period of 6 months following the termination of your employment.
10. Limitation on Payments.
(a)Scope of Limitation. This Section will apply only if the accounting firm serving as the Company's independent public accountants immediately prior to a change in control of the Company (the “Accounting Firm”) determines that the after-tax value of all Payments (as defined below) to you, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to you (including the excise tax under Section 4999 of the Code), will be greater after the application of this Section than it was before the application of this Section. If this Section applies, it will supersede any contrary provision of this letter agreement. For purposes of this Section, the term “Company” will also include affiliated corporations to the extent determined by the Accounting Firm in accordance with Section 280G(d)(5) of the Code.
(b)Basic Rule. In the event that the Accounting Firm determines that any payment or transfer by the Company to or for your benefit (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code and pursuant to the regulations thereunder, then provided that Subsection (a) results in applicable of this Section, the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount. For purposes of this Section, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.
(c)Reduction of Payments. If the Accounting Firm determines that any Payment would be nondeductible by the Company because of Section 280G of the Code, and if none of the Payments is subject to Section 409A of the Code, then the reduction will occur in the manner you elect in writing prior to the date of payment; provided, however, that if the manner elected by you pursuant to this sentence could in the opinion of the Company result in any of the Payments becoming subject to Section 409A of the Code, then the following sentence will instead apply. If any Payment is subject to Section 409A of the Code, or if you fail to elect an order under the preceding sentence, then the reduction will occur in the following order: (i) cancellation of acceleration of vesting of any Equity Awards for which the exercise price (if any) exceeds the then-fair market value of the underlying Stock; (ii) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made (that is, later payments will be reduced before earlier payments)); and (iii) cancellation of acceleration of vesting of Equity Awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of Equity Awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Equity Awards (that is, later Equity Awards will be canceled before earlier Equity Awards).
(d)Fees of Accounting Firm and Required Data. The Company will pay all fees, expenses and other costs associated with retaining the Accounting Firm for the purposes described in this Section. You and the Company will provide to the Accounting Firm all data in the Company's possession or under its control that the Accounting Firm reasonably requires for the purposes described in this Section.
11.Further Obligations to the Company.
(a)General. You acknowledge your obligations under, and agree to comply with, all applicable laws and all Company policies in effect at all times and from time to time during your employment with the Company. You further acknowledge and agree that such applicable laws or policies may relate to the general terms of your employment with the Company or to a specific component of your compensation. By way of example, such applicable laws or policies may include any Company recoupment or clawback policy, insider trading policy or code(s) of conduct or other policies adopted under, pursuant to or in light of, or requirements imposed by, the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(b)Proprietary Information and Inventions Agreement. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at the Company. Accordingly, on or prior to the commencement of your employment, you will be required to read, complete and sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, and return it to the Company. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with any former employers. By signing this letter agreement, you represent that your employment with the Company will not breach any agreement you have with any third party.
(c)Code of Business Conduct. On or prior to the commencement of your employment, you will be required to read and sign the Company's Code of Business Conduct, a copy of which is attached hereto as Exhibit B, and return it to the Company. By signing this letter agreement, you agree to comply with the Company's Code of Business Conduct during the term of your employment with the Company.
12.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO.
13.Tax Matters.
(a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)Section 409A. For purposes of Section 409A of the Code, each salary continuation payment hereunder is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) any payments hereunder, to the extent that they are not exempt from Section 409A of the Code (including by operation of the next following sentence) and otherwise subject to the taxes imposed under Section 409A(a)(1) of the Code (a “Deferred Payment”), will commence on the first business day following (A) the expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence. Notwithstanding the foregoing, any amount paid under this Agreement that either (1) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation 1.409A-1(b)(4); or (2) (A) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation 1.409A-1(b)(9)(iii), and (B) does not exceed the Section 409A Limit will not constitute a Deferred Payment. The provisions of this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions as are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A of the Code. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A of the Code.
(c)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
14.Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, policies, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and the CEO. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Diego in connection with any Dispute or any claim related to any Dispute.
15.Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in San Diego or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator's fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys' fees, and the arbitrator may not award attorneys' fees unless a statute or contract at issue specifically authorizes such an award. This Section 13 does not apply to claims for workers' compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.
16.Background Check. This offer of employment is contingent upon a clearance of a background investigation and/or reference check undertaken by the Company in accordance with applicable law. You hereby agree that any and all information that you might provide to the Company or its agents regarding your background will be true and correct. Such investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation may also include a consumer credit report, as defined by California Civil Code 1785.3(c), which is being requested because your position may involve the following: regular access to bank account information, Social Security Numbers, and Date of Birth of any one person; authorization to transfer money on behalf of the employer; regular access to funds totaling $10,000 or more of an employer, a customer, or client during the workday.
17.Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:
“Cause” means (a) your unauthorized use or disclosure of the Company's confidential information or trade secrets, (b) your breach of any agreement between you and the Company, (c) your material failure to comply with the Company's written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company's Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.
“Code” means the Internal Revenue Code of 1986, as amended.
“Equity Awards” means (a) all shares of Stock; (b) all options and other rights to purchase shares of Stock; (c) all stock units, performance units or phantom shares whose value is measured by the value of shares of Stock; (d) all stock appreciation rights whose value is measured by increases in the value of shares of Stock.
“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 50 miles.
“Section 409A Limit” means the lesser of two times: (i) your annualized compensation based upon the annual rate of pay paid to you during the taxable year preceding your taxable year in which your termination of employment occurs, as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any guidance issued with respect thereto or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.
“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
“Stock” means the Common Stock of the Company.
* * * * *
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on May 21, 2013. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. We anticipate your employment to start on June 17, 2013 but no later than forty-five days after acceptance.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ David J. Schramm
David J. Schramm
Chief Executive Officer

I have read and accept this employment offer:
/s/ John James Warwick
Signature of John James Warwick

Exhibit A to Employment Agreement

INVENTION & SECRECY AGREEMENT

This is an Agreement between MAXWELL TECHNOLOGES, INC., a Delaware corporation, hereinafter called “MAXWELL”

And ________________________________
hereinafter called "Employee."

1) EMPLOYEE, in consideration of his
employment by MAXWELL, agrees as follows:

(a) That he will hold in strictest confidence and not disclose to any person, firm or corporation, without the express written authorization of an officer of MAXWELL, any information, manufacturing technique, process, formula, development or experimental work, work in process, business trade secret or any other secret or confidential matter relating to the products, sales, business or activity of MAXWELL, except as such disclosure or use may be required in connection with EMPLOYEE’S work for MAXWELL.

(b) Employee acknowledges that during his employment with MAXWELL, he may have access to patent, copyright, confidential, trade secret or other proprietary information of third parties subject to restrictions on the use or disclosure thereof by MAXWELL. During the term of employment and thereafter, Employee agrees he will not use or disclose any such information other than consistent with such restrictions and his duties as an employee of MAXWELL.

(c) Employee represents to MAXWELL that, except as set forth on Exhibit “B” hereto, there are no other contracts to assign inventions, designs or improvements now in existence between Employee and any other person or entity (and if no Exhibit “B” is attached hereto or there is no such contract described thereon. Employee represents to MAXWELL that there are no such other contracts). In addition, Employee represents that Employee has no other employment or undertakings which do or would restrict or impair his performance of this Agreement. In connection with Employee’s employment with MAXWELL, Employee promises not to use or disclose to MAXWELL any patent, copyright, confidential, trade secret or other proprietary information of any previous employer or other person that Employee is not lawfully entitled so to use or disclose. If in the course of Employee’s employment with MAXWELL Employee incorporates into an invention, design or improvement or any product, process or service of MAXWELL any invention, design or improvement made or conceived by Employee prior to his employment with MAXWELL, Employee hereby grants to MAXWELL a royalty-free, irrevocable, worldwide nonexclusive license to make, have made, use, and sell that invention, design or improvement without restriction as to the extent of Employee’s ownership or interest.

(d) That he will recognize as binding on him and comply with government-prescribed regulations and mandatory contract provisions relating to the safeguarding of military information and transferring or making available to the Government of such patent rights as may be the subject of contracts between MAXWELL and the government of the United States of America or any of its agencies.

(e) That he will disclose promptly to MAXWELL all inventions, discoveries, improvements, trade secrets and secret processes, related to or useful in the business of MAXWELL, whether patentable or not, made or conceived by EMPLOYEE, either solely or in collaboration with others, during EMPLOYEE'S employment by MAXWELL whether or not during regular working hours and regardless of where such inventions, discoveries, improvements, trade secrets and secret processes are made or conceived. Any such disclosures will be received in confidence.

(f) That, except as provided by the following sentence of this subparagraph (f), he will, and does hereby assign and grant to MAXWELL & all of his right, title and interest in and to the inventions, discoveries, improvements, trade secrets and secret processes described in subparagraph (e) above and any patents granted thereon, and at the request and expense of MAXWELL he will make, execute and deliver all application papers, assignments or instruments and perform or cause to be performed such other lawful acts as MAXWELL may deem desirable or necessary in making or prosecuting applications, domestic or foreign, for patents, re-issues, and extensions thereof, and assist and cooperate (without expense to him) with MAXWELL or any of its designated representatives, in

Invention & Secrecy Agreement        Revised September 2011

any controversy or legal proceedings relating to said inventions, discoveries, improvements, trade secrets and secret processes or to any patents which may be procured thereon. EMPLOYEE shall not be required pursuant to this subparagraph (f) to assign or to offer to assign any of his right, title or interest in or to any invention, discoveries, improvements, trade secrets or secret processes, which qualify fully under the provisions of Section 2870 of the California Labor code, which provides as follows:

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (a) which does not relate (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

(g) That should EMPLOYEE be requested after termination of his employment to perform services for MAXWELL in connection with any inventions, discoveries, improvements, trade secrets or secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) hereof, he shall be paid therefore the same rate prevailing at the time of termination.

(h) That all inventions, discoveries, improvements, trade secrets and secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) hereof, whether or not patented, shall become and remain the property of MAXWELL, its successors and assigns unless expressly released by MAXWELL as hereinafter provided.

(i) That upon request or at the time of leaving the employ of MAXWELL he will deliver to MAXWELL and not keep or deliver to anyone else, any and all drawings, blueprints, notes, memoranda, specifications, devices, documents and in general any and all material provided by MAXWELL to EMPLOYEE or related to MAXWELL'S business or activity or to any inventions, discoveries, improvements, trade secrets or secret processes with the exception of any drawings, blueprints, notes, memoranda, specifications, devices, documents or material prepared by EMPLOYEE in connection with any inventions, discoveries, improvements, trade secrets or secret processes which are not required pursuant to subparagraph (f) hereof to be assigned to MAXWELL.

(j) Employee recognizes that his employment with MAXWELL affords Employee close contact with MAXWELL’s customers and suppliers which are of great importance to MAXWELL’s business. Therefore, in consideration of Employee’s employment with MAXWELL, Employee agrees that, so long as Employee is employed by MAXWELL, Employee will not , directly or indirectly, individually or as a principal, stockholder, director, partner, employee, officer, agent or consultant, engage in any business which is competitive with any business of MAXWELL. Employee further promises and agrees not to engage in competition with MAXWELL at any time after the termination of Employee’s employment with MAXWELL, while making use of any information, manufacturing technique, process, formula, development or experimental work, work in process, business trade secret or any other secret or confidential matter relating to the products, sales, business or activity of MAXWELL.

(k) In addition to any restrictions imposed by law, Employee agrees that Employee will not, during his employment with MAXWELL or for a period of two years after Employee’s employment with MAXWELL has terminated, solicit any of MAXWELL’s employees for another business or otherwise induce or attempt to induce such employees to terminate their employment with MAXWELL.

(l) This Agreement will remain in full force and effect following the termination of Employee’s employment with MAXWELL for any reason.

2) MAXWELL will investigate each
disclosure submitted by EMPLOYEE and, if it elects to file a patent application with respect to any inventions, discoveries, improvements, trade secrets or secret processes required to be assigned to MAXWELL pursuant to subparagraph (f) of paragraph I hereof, agrees to pay all expenses in connection with the preparation and prosecution of such patent application or applications which it may decide to file in the Untied States of America or in foreign countries.

3) If EMPLOYEE petitions MAXWELL in writing to release any of its rights to any inventions, discoveries, improvements, trade secrets or secret processes or any patents granted hereon, which are required to be assigned to MAXWELL pursuant to subparagraph (f) of paragraph

Invention & Secrecy Agreement        Revised September 2011

1 hereof, the latter will promptly consider and act on such petition but is not obligated to release any of its rights to EMPLOYEE.

4) EMPLOYEE warrants that the attached Exhibit A has been signed by him and comprises a complete description of all inventions, discoveries, improvements, trade secrets and secret processes, including any patents and patent applications thereon, which he made, invented or conceived prior to entering the employ of MAXWELL, to which he now claims tide and which are to be specifically excluded from this Agreement.

5) This Agreement shall be binding upon and inure to the benefit of MAXWELL and EMPLOYEE, as well as their respective heirs, executors, administrators, successors, and assigns. For purposes of this Agreement, the term “MAXWELL" shall be deemed to include MAXWELL TECHNOLOGIES, INC. as well as all of its currently existing or hereafter acquired or formed subsidiaries and affiliates.

6) EMPLOYEE understands and acknowledges that nothing in this agreement is intended by MAXWELL and EMPLOYEE to be interpreted or construed to change EMPLOYEE'S at-will employment status with MAXWELL.
EMPLOYEE understands and acknowledges
that MAXWELL is an employee-at-will
employer. Simply stated, this means that EMPLOYEE or MAXWELL may terminate the employment relationship at any time for any reason, with or without notice. Any representation or agreement otherwise, whether oral or in writing, shall be null and void and shall have no affect whatever, unless signed and agreed to in writing by an officer of MAXWELL.

7) The invalidity or unenforceability of any provision of this Agreement as applied to a particular occurrence or circumstance or otherwise shall not affect the validity and enforceability of any other provision of this Agreement.

8) EMPLOYEE understands that as part of the consideration for the offer of employment extended to EMPLOYEE by MAXWELL and of EMPLOYEE’S employment or continued employment by MAXWELL, EMPLOYEE has not brought and will not bring with EMPLOYEE to MAXWELL or use in the performance of EMPLOYEE’S responsibilities at MAXWELL any materials or documents of a former employer which are not generally available to the public, unless EMPLOYEE has obtained written authorization from the former employer for their possession and use.

Accordingly, this is to advise MAXWELL that the only materials or documents of a former employer which are not generally available to the public that EMPLOYEE brings to MAXWELL or for use in EMPLOYEE’S employment are identified on Exhibit C attached hereto, and as to each such item, EMPLOYEE represents that EMPLOYEE has obtained prior to the effective date of EMPLOYEE’S employment with MAXWELL written authorization for EMPLOYEE’S possession and use in employment with MAXWELL.

EMPLOYEE also understands that, in EMPLOYEE’S employment with MAXWELL, EMPLOYEE is not to breach any obligation or confidentiality or duty that EMPLOYEE has to former employers, and EMPLOYEE agrees that EMPLOYEE shall fulfill all such obligations during EMPLOYEE’S employment with MAXWELL.

9) This Agreement constitutes the entire agreement between MAXWELL and EMPLOYEE with respect to the subject matter hereof and this Agreement supersedes and replaces any prior agreement or understanding entered into between MAXWELL and EMPLOYEE. This Agreement shall become effective and binding retroactively to the earliest date of employment of EMPLOYEE by MAXWELL. This Agreement shall be governed by the laws of the State of California. The masculine gender shall be deemed to include the feminine gender.

DATE:
EMPLOYEE SIGNATURE:
PRINT NAME:
MAXWELL TECHNOLOGIES, INC.
SIGNED BY:
PRINT NAME:
TITLE:

Invention & Secrecy Agreement        Revised September 2011

INVENTION & SECRECY AGREEMENT

The undersigned warrants that the following is a complete description of all inventions, improvements, trade secrets and secret processes including patents and patent applications thereon, which the undersigned made, invested or conceived prior to entering the employ of MAXWELL and which are specifically excluded from coverage of the Invention and Secrecy Agreement between the undersigned and MAXWELL dated on _____________________, as provided in paragraph 4 thereof:

EMPLOYEE NAME	EMPLOYEE SIGNATURE

DATE

EXCLUSIONS ACCEPTED FOR MAXWELL BY:

NAME	SIGNATURE

DATE

Invention & Secrecy Agreement – Exhibit A    Page 1 of 1    Revised February 2009

INVENTION & SECRECY AGREEMENT

EXHIBIT B

Except as set forth below, I represent to MAXWELL that there are no other contracts to assign inventions, designs or improvements now in existence between me and any other person or entity (see Section 1 (c) of the Agreement):

EMPLOYEE NAME	EMPLOYEE SIGNATURE

DATE

EXCLUSIONS ACCEPTED FOR MAXWELL BY:

NAME	SIGNATURE

DATE

INVENTION & SECRECY AGREEMENT

EXHIBIT C
Maxwell Technologies, Inc.
9244 Balboa Avenue
San Diego, CA 92123

Gentlemen:

I proposed to bring to my employment the following materials and documents of a former employer who is not generally available to the public, which materials and documents may be used in my employment.

No materials
See below

Additional sheets attached

The signature below confirms that my continued possession and use of these materials is authorized.

EMPLOYEE NAME	EMPLOYEE SIGNATURE

DATE

Invention & Secrecy Agreement – Exhibit C    Page 1 of 1    Revised March 2009

Exhibit B to Employment Agreement (1)
(1) Exhibit B, Code of Business Conduct and Ethics, is incorporated herein by reference to Exhibit 99.1 to the Company's current report on Form 8-K filed with the SEC on May 17, 2011.